Exhibit 99.1
DENBURY RESOURCES INC.
ENCORE ENERGY PARTNERS LP
PRESS RELEASE
Denbury Agrees to Sell Ownership Interests in Encore Energy Partners LP
News Release
Released at 7:30 AM CT
          DALLAS — November 17, 2010 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) announced that it has entered into an agreement to sell its ownership interests in Encore Energy Partners LP (NYSE: ENP) (“ENP”) to Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard”) for $380 million. Denbury is selling its interest in the entity which owns 100% of ENP’s general partner’s interest and approximately 20.9 million ENP common units, or approximately 46% of ENP’s outstanding common units. Up to $80 million of the total consideration to be paid by Vanguard in the sale may be paid in Vanguard common units, at the option of Vanguard.
          By virtue of Denbury’s ownership of 100% of ENP’s general partnership interest, Denbury consolidates 100% of ENP’s financial results with Denbury’s financial results, even though Denbury’s aggregate ownership represents only approximately 46% of ENP’s common ownership. Production attributable to ENP averaged 8,630 barrels of oil equivalent per day during the third quarter of 2010, and its proved reserves at December 31, 2009 were approximately 43.0 million barrels of oil equivalent (67% oil).
          The transaction is expected to close on or before December 31, 2010. The Company plans to use the proceeds from the sale to repay outstanding bank debt and to fund any shortfall between its anticipated cash flows from operations and planned capital expenditures during 2011. Wells Fargo Securities, LLC acted as advisor to Denbury on the sale.
          This press release contains forward-looking statements that involve risks and uncertainties, including estimated sales proceeds, cash flow and capital expenditures, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s and ENP’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
About Denbury Resources Inc.
          Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in both Mississippi and

Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
About Encore Energy Partners LP
          Encore Energy Partners LP is a publicly traded master limited partnership. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.
For further information contact:
DENBURY RESOURCES INC.
Phil Rykhoek, Chief Executive Officer, 972-673-2000
Mark Allen, Sr. VP & Chief Financial Officer, 972-673-2000
www.denbury.com